Exhibit 10.52

FOURTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS FOURTH AMENDMENT to Loan and Security Agreement (this “Amendment”) is made effective as of December 31, 2018 (the “Amendment Date”) and made, by and among OXFORD FINANCE LLC, a Delaware limited liability company with an office located at 133 North Fairfax Street, Alexandria, Virginia 22314 (in its individual capacity, “Oxford”; and in its capacity as Collateral Agent, “Collateral Agent”), the Lenders listed on Schedule 1.1 thereof from time to time including Oxford in its capacity as a Lender (each a “Lender” and collectively, the “Lenders”) and CYTORI THERAPEUTICS, INC., a Delaware corporation with offices located at 3020 Callan Road, San Diego, CA  92121 (“Borrower”).

WHEREAS, Collateral Agent, Borrower and Lenders party thereto from time to time have entered into that certain Loan and Security Agreement, dated as of May 29, 2015 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”) pursuant to which Lenders have provided to Borrower certain loans in accordance with the terms and conditions thereof; and

WHEREAS, Borrower, Lenders and Collateral Agent desire to amend certain provisions of the Loan Agreement as provided herein and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Borrower, Lenders and Collateral Agent hereby agree as follows:

1.	Capitalized terms used herein but not otherwise defined shall have the respective meanings given to them in the Loan Agreement.

2.	Section 2.2(b) of the Loan Agreement is hereby amended and restated in its entirety as follows:

(b)Repayment.  Borrower shall make monthly payments of interest only commencing on the first (1st) Payment Date following the Funding Date of each Term Loan, and continuing on the Payment Date of each successive month thereafter through and including the Payment Date immediately preceding the Amortization Date.  Borrower agrees to pay, on the Funding Date of each Term Loan, any initial partial monthly interest payment otherwise due for the period between the Funding Date of such Term Loan and the first Payment Date thereof.  Commencing on the Amortization Date, and continuing on the Payment Date of each month thereafter, Borrower shall make consecutive monthly payments of principal (except that no payments of principal shall be made on the Payment Dates from September 1, 2017 through December 1, 2017; provided, further, that upon the occurrence of the I/O Extension Event payments of principal shall also not be made on the Payment Dates from January 1, 2018 through August 1, 2018) and applicable interest (regardless of whether or not on any given Payment Date a principal payment is due hereunder), in arrears, to each Lender, as calculated by Collateral Agent (which calculations shall be deemed correct absent manifest error) based upon: (1) the amount of such Lender’s Term Loan, (2) the effective rate of interest, as determined in Section 2.3(a), and (3) a repayment schedule equal to forty-two (42) months (except that as set forth above, no payments of principal shall be made on the Payment Dates from September 1, 2017 through August 1, 2018; provided, further, that payments of principal shall also not be made on the Payment Dates from September 1, 2018 through March 1, 2019).  The principal payments due hereunder shall be as set forth on the amortization table (as amended from time to time) attached to the Disbursement Letter entered into on the Effective Date.  The Final Payment and all unpaid principal and accrued and unpaid interest with respect to each Term Loan are due and payable in full on the Maturity Date.  Each Term Loan may only be prepaid in accordance with Sections 2.2(c) and 2.2(d).

3.	Section 2.2(d) of the Loan Agreement is hereby amended and restated as follows:

(d)Permitted Prepayment of Term Loan.  Borrower shall have the option to prepay all, but, subject to the second paragraph of this Section 2.2(d), not less than all, of the Term Loan advanced by the Lenders under this Agreement, provided Borrower, subject to the second paragraph of this Section 2.2(d), (i) provides written notice to Collateral Agent of its election to prepay the Term Loan at least fifteen (15) days prior to such prepayment, and (ii) pays to the Lenders on the date of such prepayment, payable to each Lender in accordance with its respective Pro Rata Share, an amount equal to the sum of (A) all outstanding principal of the Term Loan plus accrued and unpaid interest thereon through the prepayment date, (B) the Final Payment, (C) the Prepayment Fee, plus (D) all other Obligations that are due and payable, including Lenders’ Expenses and interest at the Default Rate with respect to any past due amounts.

Notwithstanding anything herein to the contrary, Borrower shall promptly pay to each Lender (in accordance with its Pro Rata Share) (i) 75% of all proceeds received by Borrower from the issuance and sale by Borrower of its unsecured subordinated convertible debt, (ii) 75% of all proceeds received by Borrower in connection with a joint venture, collaboration or other partnering transaction, (iii) 75% of all proceeds received by Borrower in connection with any licenses, (iv) 75% of all proceeds received by Borrower in the form of dividends (other than non-cash dividends received from wholly owned Subsidiaries of Borrower) and (v) all net proceeds received by Borrower from sale or transfer of any assets of Borrower (provided; nothing in this Section 2.2(d) is a consent to or meant to be construed as a consent to any disposition of any assets of Borrower not otherwise permitted by this Agreement).    For the purposes of clarification, proceeds received from sale and issuance by Borrower of its equity securities (which are not in the form of convertible debt) shall not be subject to the payment obligations of Borrower under the immediately preceding sentence.  All such payments shall be applied to (A) payment of a portion of the outstanding principal of the Term Loans plus all accrued and unpaid interest thereon outstanding on such portion being prepaid, (B) the applicable Final Payment with respect to the portion of such Term Loans being prepaid, and (C) the applicable Prepayment Fee with respect to the portion of such Term Loans being prepaid.  For the purposes of clarity, any partial prepayment of Term Loans hereunder shall be applied pro-rata to all outstanding amounts under each Term Loan, and shall be applied pro-rata within each Term Loan tranche to reduce amortization payments under Section 2.2(b) on a pro-rata basis.

4.

Section 2.5 of the Loan Agreement is hereby amended by deleting the word “and” immediately following Section 2.5(f), replacing “.” at the end of Section 2.5(g) with “; and” and adding Section 2.5(h) thereto as follows:

(h)  Fourth Amendment Fee.  A fully earned and non-refundable fourth amendment fee in the amount of Three Hundred Fifty Thousand Dollars ($350,000.00) which shall become due and payable upon the earlier of: (i) the Maturity Date, (ii) the acceleration of any Term Loan, or (iii) the prepayment of a Term Loan pursuant to Section 2.2(c) or (d).

5.	Section 6.10 of the Loan Agreement is hereby amended and restated in its entirety as follows:

Borrower shall at all times maintain unrestricted cash and/or Cash Equivalents in Collateral Accounts subject to Control Agreements in favor of Collateral Agent in a minimum aggregate amount of Two Million Dollars ($2,000,000.00).

6.	The following Section 6.14 is hereby added to the Loan Agreement:

6.14 Entry into Agreement.  On or before January 31, 2019, one of the following: Asset Purchase Agreement Event, Equity Agreement Event or the Merger Agreement Event must have occurred in accordance with the terms of this Agreement; provided, however, nothing herein constitutes a consent by any Lender or Collateral Agent to any of the aforementioned.

7.	Section 8.2(a) of the Loan Agreement is hereby amended and restated in its entirety as follows:

(a) Borrower or any of its Subsidiaries fails or neglects to perform any obligation in Sections 6.2 (Financial Statements, Reports, Certificates), 6.4 (Taxes), 6.5 (Insurance), 6.6 (Operating Accounts), 6.7 (Protection of Intellectual Property Rights), 6.9 (Notice of Litigation and Default), 6.10 (Financial Covenant), 6.12 (Creation/Acquisition of Subsidiaries), 6.14 (Entry into Agreement) or Borrower violates any covenant in Section 7 or Section 13; or

8.	Section 13.1 of the Loan Agreement is hereby amended by adding the following definitions therein in alphabetical order:

“Asset Purchase Agreement Event” means the entry into an asset purchase agreement by Borrower, on and after December 21, 2018 and on or before January 31, 2019, which asset purchase agreement provides for the Transfer by Borrower to a third party of parts of Borrower’s business and/or property, with a minimum upfront gross proceeds to Borrower of Four Million Dollars ($4,000,000.00) upon the initial closing of such transaction, which must be contemplated to occur on or prior to March 31, 2019, and which agreement is in such form and substance as are acceptable and satisfactory to Collateral Agent and Required Lenders in their reasonable discretion.

“Equity Agreement Event” means the entry by Borrower, on and after December 21, 2018 and on or before January 31, 2019, into a binding agreement for the issuance and sale of its equity securities or unsecured convertible Subordinated Debt which would result unrestricted gross cash proceeds of not less than Seven Million Five Hundred Thousand Dollars ($7,500,000.00) to Borrower on or before March 31, 2019, and which agreement is in such form and substance as are acceptable and satisfactory to Collateral Agent and Required Lenders in their reasonable discretion.

“Merger Agreement Event” means the entry into a merger agreement by Borrower, on and after December 21, 2018 and on or before January 31, 2019, which merger agreement provides for the merger of Borrower with and into a third party pursuant to which all of the Obligations will be paid down to a level satisfactory to the Lenders and Collateral Agent in their sole discretion at the time of the consummation of the merger on or prior to March 31, 2019, and which agreement is in such form and substance as are acceptable and satisfactory to Collateral Agent and Required Lenders in their reasonable discretion but does not require the consent of the Required Lenders for Borrower’s entry thereinto under Section 7.3 of the Loan Agreement.

9.	Section 13.1 of the Loan Agreement is hereby further amended by amending and restating the following definition therein as follows:

“Maturity Date” is June 1, 2020.

10.	The amortization table attached as Exhibit A to the Disbursement Letter entered into on the Effective Date, is hereby amended and restated as set forth on Exhibit A hereto.

11.	Exhibit C to the Loan Agreement is hereby amended and restated in its entirety as set forth on Exhibit B hereto.

12.	Limitation of Amendment.

a.

The amendments set forth above are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right, remedy or obligation which Lenders or Borrower may now have or may have in the future under or in connection with any Loan Document, as amended hereby.

b.

This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

13.	To induce Collateral Agent and Lenders to enter into this Amendment, Borrower hereby represents and warrants to Collateral Agent and Lenders as follows:

a.

Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

b.	Borrower has the power and due authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

c.

The organizational documents of Borrower delivered to Collateral Agent on the Effective Date, and updated pursuant to subsequent deliveries by Borrower to Collateral Agent, remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect; The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (i) any material law or regulation binding on or affecting Borrower, (ii) any material contractual restriction with a Person binding on Borrower, (iii) any material order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (iv) the organizational documents of Borrower;

d.

The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

e.

This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

14.

Borrower hereby remises, releases, acquits, satisfies and forever discharges the Lenders and Collateral Agent, their agents, employees, officers, directors, predecessors, attorneys and all others acting or purporting to act on behalf of or at the direction of the Lenders and Collateral Agent (“Releasees”), of and from any and all manner of actions, causes of action, suit, debts, accounts, covenants, contracts, controversies, agreements, variances, damages, judgments, claims and demands whatsoever, in law or in equity, which any of such parties ever had, now has or, to the extent arising from or in connection with any act, omission or state of facts taken or existing on or prior to the date hereof, may have after the date hereof against the Releasees, for, upon or by reason of any matter, cause or thing whatsoever relating to or arising out of the Loan Agreement or the other Loan Documents on or prior to the date hereof through the date hereof.  Without limiting the generality of the foregoing, Borrower waives and affirmatively agrees not to allege or otherwise pursue any defenses, affirmative defenses, counterclaims, claims, causes of action, setoffs or other rights they do, shall or may have as of the date hereof, including the rights to contest: (a) the right of Collateral Agent and each Lender to exercise its rights and remedies described in the Loan Documents; (b) any provision of this Amendment or the Loan Documents; or (c) any conduct of the Lenders or other Releasees relating to or arising out of the Loan Agreement or the other Loan Documents on or prior to the date hereof.

15.

Except as expressly set forth herein, the Loan Agreement shall continue in full force and effect without alteration or amendment.  This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.

16.

This Amendment shall be deemed effective as of the Amendment Date upon (a) the due execution and delivery to Collateral Agent of this Amendment by each party hereto, and (b) Borrower’s payment of all Lenders’ Expenses incurred through the date hereof, which may be debited from any of Borrower’s accounts.

17.	This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument.

18.	This Amendment and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of California.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to Loan and Security Agreement to be executed as of the date first set forth above.

BORROWER:

CYTORI THERAPEUTICS, INC.

By: /s/ Tiago Girao
Name: Tiago Girao
Title: VP Finance and Chief Financial Officer

COLLATERAL AGENT AND LENDER:

OXFORD FINANCE LLC

By: /s/ Colette H. Featherly
Name: Colette H. Featherly
Title: Senior Vice President

Exhibit A

Amortization Table

	Start Date:	5/29/2015		Disclaimer:
	Interest Rate:	8.95%		THIS IS A STANDARD AMORTIZATION
	Term:	60		SCHEDULE. IT IS NOT INTENDED TO BE
	Payment:	Varies		USED FOR PAYOFF PURPOSES.
	1st Amendment Fee:	$25,000.00
	2nd Amendment Fee:	$250,000.00
	3rd Amendment Fee:	$50,000.00
	Fourth Amendment Fee:	$350,000.00
	Final Payment:	$1,088,550.00	6.15%
	Amount:	17,700,000.00
	Interim Interest Days:	3
	Interim Interest:	$13,201.25

PMT	Payment	Beginning	Monthly			Ending
No.	Date	Balance	Payment	Interest	Principal	Balance
	6/1/15	Interim Interest Due				$17,700,000.00
1	7/1/15	$17,700,000.00	$132,012.50	$132,012.50	$0.00	$17,700,000.00
2	8/1/15	$17,700,000.00	$136,412.92	$136,412.92	$0.00	$17,700,000.00
3	9/1/15	$17,700,000.00	$136,412.92	$136,412.92	$0.00	$17,700,000.00
4	10/1/15	$17,700,000.00	$132,012.50	$132,012.50	$0.00	$17,700,000.00
5	11/1/15	$17,700,000.00	$136,412.92	$136,412.92	$0.00	$17,700,000.00
6	12/1/15	$17,700,000.00	$132,012.50	$132,012.50	$0.00	$17,700,000.00
7	1/1/16	$17,700,000.00	$136,412.92	$136,412.92	$0.00	$17,700,000.00
8	2/1/16	$17,700,000.00	$136,412.92	$136,412.92	$0.00	$17,700,000.00
9	3/1/16	$17,700,000.00	$127,612.08	$127,612.08	$0.00	$17,700,000.00
10	4/1/16	$17,700,000.00	$136,412.92	$136,412.92	$0.00	$17,700,000.00
11	5/1/16	$17,700,000.00	$132,012.50	$132,012.50	$0.00	$17,700,000.00
12	6/1/16	$17,700,000.00	$136,412.92	$136,412.92	$0.00	$17,700,000.00
13	7/1/16	$17,700,000.00	$132,012.50	$132,012.50	$0.00	$17,700,000.00
14	8/1/16	$17,700,000.00	$136,412.92	$136,412.92	$0.00	$17,700,000.00
15	9/1/16	$17,700,000.00	$136,412.92	$136,412.92	$0.00	$17,700,000.00
16	10/1/16	$17,700,000.00	$132,012.50	$132,012.50	$0.00	$17,700,000.00
17	11/1/16	$17,700,000.00	$136,412.92	$136,412.92	$0.00	$17,700,000.00
18	12/1/16	$17,700,000.00	$132,012.50	$132,012.50	$0.00	$17,700,000.00
19	1/1/17	$17,700,000.00	$726,412.92	$136,412.92	$590,000.00	$17,110,000.00
20	2/1/17	$17,110,000.00	$721,865.82	$131,865.82	$590,000.00	$16,520,000.00
21	3/1/17	$16,520,000.00	$704,997.56	$114,997.56	$590,000.00	$15,930,000.00
22	4/1/17	$15,930,000.00	$712,771.63	$122,771.63	$590,000.00	$15,340,000.00
23	5/1/17	$15,340,000.00	$704,410.83	$114,410.83	$590,000.00	$14,750,000.00
24	6/1/17	$14,750,000.00	$703,677.43	$113,677.43	$590,000.00	$14,160,000.00
25	7/1/17	$14,160,000.00	$695,610.00	$105,610.00	$590,000.00	$13,570,000.00
26	8/1/17	$13,570,000.00	$694,583.24	$104,583.24	$590,000.00	$12,980,000.00
27	9/1/17	$12,980,000.00	$100,036.14	$100,036.14	$0.00	$12,980,000.00
28	10/1/17	$12,980,000.00	$96,809.17	$96,809.17	$0.00	$12,980,000.00
29	11/1/17	$12,980,000.00	$100,036.14	$100,036.14	$0.00	$12,980,000.00
30	12/1/17	$12,980,000.00	$96,809.17	$96,809.17	$0.00	$12,980,000.00
31	1/1/18	$12,980,000.00	$100,036.14	$100,036.14	$0.00	$12,980,000.00
32	2/1/18	$12,980,000.00	$100,036.14	$100,036.14	$0.00	$12,980,000.00
33	3/1/18	$12,980,000.00	$90,355.22	$90,355.22	$0.00	$12,980,000.00
34	4/1/18	$12,980,000.00	$100,036.14	$100,036.14	$0.00	$12,980,000.00
35	5/1/18	$12,980,000.00	$96,809.17	$96,809.17	$0.00	$12,980,000.00
36	6/1/18	$12,980,000.00	$100,036.14	$100,036.14	$0.00	$12,980,000.00
37	7/1/18	$12,980,000.00	$96,809.17	$96,809.17	$0.00	$12,980,000.00
38	8/1/18	$12,980,000.00	$100,036.14	$100,036.14	$0.00	$12,980,000.00
39	9/1/18	$12,980,000.00	$100,036.14	$100,036.14	$0.00	$12,980,000.00
40	10/1/18	$12,980,000.00	$96,809.17	$96,809.17	$0.00	$12,980,000.00
41	11/1/18	$12,980,000.00	$100,036.14	$100,036.14	$0.00	$12,980,000.00
42	12/1/18	$12,980,000.00	$96,809.17	$96,809.17	$0.00	$12,980,000.00
43	1/1/19	$12,980,000.00	$100,036.14	$100,036.14	$0.00	$12,980,000.00
44	2/1/19	$12,980,000.00	$100,036.14	$100,036.14	$0.00	$12,980,000.00
45	3/1/19	$12,980,000.00	$90,355.22	$90,355.22	$0.00	$12,980,000.00
46	4/1/19	$12,980,000.00	$965,369.47	$100,036.14	$865,333.33	$12,114,666.67
47	5/1/19	$12,114,666.67	$955,688.56	$90,355.22	$865,333.33	$11,249,333.33
48	6/1/19	$11,249,333.33	$952,031.32	$86,697.99	$865,333.33	$10,384,000.00
49	7/1/19	$10,384,000.00	$942,780.67	$77,447.33	$865,333.33	$9,518,666.67
50	8/1/19	$9,518,666.67	$938,693.17	$73,359.84	$865,333.33	$8,653,333.33
51	9/1/19	$8,653,333.33	$932,024.09	$66,690.76	$865,333.33	$7,788,000.00
52	10/1/19	$7,788,000.00	$923,418.83	$58,085.50	$865,333.33	$6,922,666.67
53	11/1/19	$6,922,666.67	$918,685.94	$53,352.61	$865,333.33	$6,057,333.33
54	12/1/19	$6,057,333.33	$910,510.94	$45,177.61	$865,333.33	$5,192,000.00
55	1/1/20	$5,192,000.00	$905,347.79	$40,014.46	$865,333.33	$4,326,666.67
56	2/1/20	$4,326,666.67	$898,678.71	$33,345.38	$865,333.33	$3,461,333.33
57	3/1/20	$3,461,333.33	$890,288.59	$24,955.25	$865,333.33	$2,596,000.00
58	4/1/20	$2,596,000.00	$885,340.56	$20,007.23	$865,333.33	$1,730,666.67
59	5/1/20	$1,730,666.67	$878,241.22	$12,907.89	$865,333.33	$865,333.33
60	6/1/20	$865,333.33	$872,002.41	$6,669.08	$865,333.33	($0.00)
Final	6/1/20	Final Payment	$1,763,550.00	$1,763,550.00	$0.00
		Totals	$25,474,773.41	$7,774,773.41	$17,700,000.00

Exhibit B

Compliance Certificate

TO:	OXFORD FINANCE LLC, as Collateral Agent and Lender
FROM:	CYTORI THERAPEUTICS, INC.

The undersigned authorized officer (“Officer”) of Cytori Therapeutics, Inc. (“Borrower”), hereby certifies, in such capacity on behalf of Borrower, that in accordance with the terms and conditions of the Loan and Security Agreement by and among Borrower, Collateral Agent, and the Lenders from time to time party thereto (the “Loan Agreement;” capitalized terms used but not otherwise defined herein shall have the meanings given them in the Loan Agreement),

(a)	Borrower is in complete compliance for the period ending _______________ with all required covenants except as noted below;
(b)	There are no Events of Default, except as noted below;
(c)

Except as noted below, all representations and warranties of Borrower stated in the Loan Documents are true and correct in all material respects on this date and for the period described in (a), above; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date.

(d)

Borrower, and each of Borrower’s Subsidiaries, has timely filed all required federal (and all material foreign, state and local) tax returns and reports (or timely extensions therefor), and Borrower, and each of Borrower’s Subsidiaries, has timely paid all federal and all material foreign, state, and local taxes, assessments, deposits and contributions owed by Borrower, or Subsidiary, except as otherwise permitted pursuant to the terms of Section 5.8 of the Loan Agreement;

(e)

No Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Collateral Agent and the Lenders.

Attached are the required documents, if any, supporting our certification(s).  The Officer, on behalf of Borrower, further certifies that the attached financial statements are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes and except, in the case of unaudited financial statements, for the absence of footnotes and subject to year‑end audit adjustments as to the interim financial statements.

Please indicate compliance status since the last Compliance Certificate by circling Yes, No, or N/A under “Complies” column.

	Reporting Covenant	Requirement	Actual	Complies
1)	Financial statements	Monthly within 45 days		Yes	No	N/A
2)	Annual (CPA Audited) statements	Within 120 days after FYE		Yes	No	N/A
3)	Annual Financial Projections/Budget (prepared on a monthly basis)	Annually (within 10 days of FYE), and when revised		Yes	No	N/A
4)	A/R & A/P agings	If applicable		Yes	No	N/A
5)	8‑K, 10‑K and 10‑Q Filings	If applicable, within 5 days of filing		Yes	No	N/A
6)	Compliance Certificate	Monthly within 30 days		Yes	No	N/A
7)	IP Report	When required		Yes	No	N/A
8)	Total amount of Borrower’s cash and cash equivalents at the last day of the measurement period		$________	Yes	No	N/A
9)	Total amount of Borrower’s Subsidiaries’ cash and cash equivalents at the last day of the measurement period		$________	Yes	No	N/A

Deposit and Securities Accounts

(Please list all accounts; attach separate sheet if additional space needed)

	Institution Name	Account Number	New Account?		Account Control Agreement in place?
1)			Yes	No	Yes	No
2)			Yes	No	Yes	No
3)			Yes	No	Yes	No
4)			Yes	No	Yes	No

Financial Covenants

	Covenant	Requirement	Actual	Compliance
1)	Unrestricted cash and Cash Equivalents	$2,000,000	[__]	Yes	No
			[$________]

Other Matters

1)	Have there been any changes in management since the last Compliance Certificate?	Yes	No

2)	Have there been any transfers/sales/disposals/retirement of Collateral or IP prohibited by the Loan Agreement?	Yes	No

3)	Have there been any new or pending claims or causes of action against Borrower that could reasonably be expected to have a Material Adverse Change?	Yes	No

4)

Have there been any amendments of or other changes to the Operating Documents of Borrower or any of its Subsidiaries?  If yes, provide copies of any such amendments or changes with this Compliance Certificate.

		Yes	No

Exceptions

Please explain any exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions.”  Attach separate sheet if additional space needed.)

CYTORI THERAPEUTICS, INC.

By:

Name:

Title:

Date:

LENDER USE ONLY

Received by:	Date:

Verified by:	Date:

Compliance Status:YesNo